COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS
WHO ARE AFFILIATED WITH AMERICAN REALTY CAPITAL GLOBAL TRUST
SELLING GROUP MEMBERS

We are pleased to provide you with the following message from Nicholas S. Schorsch, Chairman, American Realty Capital Global Trust, Inc.

Please feel free to call us at 877-373-2522 with questions on this update.

Sincerely,

Louisa Quarto
President
Realty Capital Securities

August 28, 2014

In addition to completing our $1.7 billion equity offering in June of 2014, I am excited to announce that American Realty Capital Global Trust, Inc. (“ARC Global”) has aggregated $2.3 billion of investments since inception, with $1.3 billion of institutional quality, income-producing  assets acquired and another $1.0 billion of investments currently under agreement or subject to LOI.

In the coming months and beyond, we will continue to execute on our core strategy to the benefit of shareholders – capitalizing on the wealth of single tenant net lease opportunities both within our “classic” pipeline of sale-leaseback assets in the United States and additionally in Western Europe where favorable cap rates present a unique opportunity to drive portfolio value.

Below is a summary of our current portfolio (based on assets owned and under agreement):

	Closed	Under Agreement (Contract & LOI)	Total
Purchase Price	$ 1,272,683,445	$ 1,053,643,011	$ 2,326,326,457
Properties	113	182	295
GAAP Cap Rate	8.28%	7.80%	8.06%
Remaining Lease Term	11.4	12.2	11.8

Our commitment to our shareholders to acquire a portfolio of diversified commercial estate properties; to preserve, protect and return investors’ capital contributions; and to generate cash flow that will support a stable distribution to investors with potential for growth through contractual rental increases. Given the receptivity of ARC Global by mass affluent investors and financial advisors (evidenced by the velocity of its equity capital raise), its core strategy, expert management team, current portfolio and strong acquisition pipeline, I am confident that ARC Global is ideally positioned to achieve these objectives.

Sincerely,

Nicholas S. Schorsch
Executive Chairman and Chief Executive Officer
American Realty Capital Global Trust, Inc.

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Copyright (C) 2014 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for American Realty Capital Global Trust, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

To obtain a prospectus for any of these offerings, please contact Realty Capital Securities, LLC (Member FINRA/SIPC), One Beacon Street, 14th Floor, Boston, MA 02108, 877-373-2522.